Exhibit 5.1
[Wakefield Quin letterhead]
15 May 2007
Accenture Ltd
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
Dear Sirs
Accenture Ltd (the “Company”)
We have acted as legal counsel in Bermuda to the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on form S-3 relating to the registration of 203,349,557 class A common shares of par value US$0.0000225 each in the Company (the “Shares”) issuable upon redemption of a corresponding number of class I common shares of Accenture SCA (the “Registration Statement”). The 203,349,557 Shares being registered represent 155,876,395 Shares registered for the first time and 47,473,162 unsold Shares that were previously covered by an earlier registration statement issued by the Company under number 333-127248. The Registration Statement is being filed with the Securities and Exchange Commission on or about the date of this opinion.
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered relevant to this opinion.
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, confirmed, notarised or photostatic copies;
(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;
(d)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions unanimously adopted by all the directors of the Company; and
(e)	the value of any Accenture SCA Class 1 common share redeemed in accordance with the provisions of the Registration Statement will upon such redemption be at least equal to the par value of any Share issued in exchange for such redemption and there will at the time of any proposed issue of Shares be sufficient authorised but unissued share capital to allow the issue of such Shares;
(f)	that the records which were the subject of the search made on 14 May 2007 of the Register of Companies at the office of the Registrar of Companies referred to in paragraph 5 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;
(g)	that, to the extent applicable to any issue of Shares, the Company will comply with the prospectus requirements of Part III of the Companies Act 1981 of Bermuda in relation to that issue of Shares; and
(h)	that the Company will issue Shares pursuant to the Registration Statement only in exchange for the transfer to it of class I common shares of Accenture SCA and that, at the time of issue of the relevant Share, the class I common share of Accenture SCA received by the Company in exchange has a fair value equivalent to the value at which the Share is treated as issued by the Company.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below, we are of the opinion that, when duly issued by the board of directors of the Company and paid for pursuant to and as envisaged by the terms of the Registration Statement and the Resolutions, the Shares will be validly issued, fully paid, non-assessable shares of the Company.
Reservations
We have the following reservations:
(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed in this opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date of this opinion.
(b)	Any reference in this opinion to Shares being “non-assessable” shall mean, in relation to fully-paid Shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the Shares, that no shareholder of the Company shall be bound by an alteration of the memorandum of continuance or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional Shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
(c)	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered, or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

(ii)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.
(d)	In order to issue this opinion we have carried out the search referred to in paragraph 5 of the Schedule to this opinion at 9.00am on 14 May 2007 and have not enquired as to whether there has been any change since that time and date.
Disclosure
This opinion has been prepared for your use in connection with the Registration Statement. For this purpose, we consent to the filing of the opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date only.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect to it in any jurisdiction other than Bermuda.
Yours faithfully
/s/ Wakefield Quin
Wakefield Quin

THE SCHEDULE
1.	Certified copies of the certificate of continuance, memorandum of continuance and of the bye-laws of the Company.
2.	Copies of the resolutions of the directors of the Company dated 26 April 2007 (the “Resolutions”).
3.	An electronic copy of the Registration Statement dated 14 May 2007, in the form to be filed with the Securities and Exchange Commission.
4.	A copy of the notice to the public issued by the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 and Exchange Control Regulations 1973 dated 1 June 2005.
5.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the offices of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search 14 May 2007 in respect of the Company.